EXHIBIT 2.4

EXECUTION VERSION

VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), is dated as of June June 15, 2018, by and among FELDENKREIS HOLDINGS LLC, a Delaware limited liability company (“Parent”), PERRY ELLIS INTERNATIONAL, INC., a Florida corporation (the “Company”), and the individuals and entities listed on Annex A (collectively, “Shareholder”).
WHEREAS, in connection with Parent and GF MERGER SUB, INC., a Florida corporation (“Merger Sub”), entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent and the Company have requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) that Shareholder beneficially owns (such shares, together with all other shares of Common Stock acquired (whether beneficially or of record) by Shareholder after the date hereof and prior to the termination of this Agreement, the “Shares”);
WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and
WHEREAS, Shareholder acknowledges that Parent and Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Shareholder set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

VOTING AGREEMENT
Section 1.01          Voting Agreement.  During the term of this Agreement,  Shareholder hereby agrees (subject in all respects to the Pledge and Security Agreement) to vote or, as applicable, cause or direct to be voted, all Shares at the time of any vote (A) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Company Stockholders Meeting, and at any adjournment or postponement thereof, at which such Merger Agreement is submitted for the consideration and vote of the shareholders of the Company, (B) against (i) any Takeover Proposal and (ii) any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company. Shareholder hereby acknowledges receipt and review of the Merger Agreement.
Section 1.02          Grant of Proxy.  In furtherance of the agreements contained in Section 1.01 of this Agreement and as security for such agreement, but subject in all respects to the Pledge and Security Agreement, Shareholder hereby irrevocably appoints Company, each member of the Special Committee, and any other designee of Company or the Special Committee, as applicable, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of Shareholder, for and in the name, place and stead of Shareholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, solely to the extent Shareholder fails to comply with the agreements contained in Section 1.01 of this Agreement, the Shares, (A) in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (B) against (i) any Takeover Proposal and (ii) any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company.  THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to Parent and the Company that:
Section 2.01          Authorization.  Shareholder has all requisite right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement.  The execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated by this Agreement and the compliance by Shareholder with the provisions of this Agreement have been duly authorized by all necessary action on the part of Shareholder.  This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
Section 2.02          No Conflicts.

(a)          No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Shareholder.
(b)          None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of the Shares is bound or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Shareholder’s ability to perform its obligations under this Agreement.  There is no legal or administrative proceeding, claim, suit or action pending against Shareholder or, to the knowledge of Shareholder, threatened against Shareholder that impairs or would reasonably be expected to impair Shareholder’s ability to perform its obligations under this Agreement.
Section 2.03          Ownership of Shares.  Shareholder has (except as otherwise permitted by this Agreement, including in connection with the Permitted Transfer of any Shares) sole voting power and sole dispositive power with respect to the Shares, free and clear of any Lien (other than the Pledge and Security Agreement with respect to Shares owned by George Feldenkreis), except pursuant to applicable federal securities laws.  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares (other than the Pledge and Security Agreement with respect to Shares owned by George Feldenkreis).
Section 2.04          Total Shares.  Except for the Shares set forth on Annex A hereto and except for any Company Options, Company SARs and Company Stock Awards held by Shareholder, as of the date hereof, Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Shareholder:
Section 3.01            Authority; Execution and Delivery; Enforceability.  Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement.  The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary action on the part of Parent.  This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.02          No Conflicts.
(a)          No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Parent.
(b)          None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which Parent is a party or by which Parent is bound or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Shareholder:
Section 4.01            Authority; Execution and Delivery; Enforceability.  The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement.  The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.02          No Conflicts.
(a)          No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by the Company.
(b)          None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which the Company is a party or by which the Company is bound or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement.
ARTICLE V
COVENANTS OF SHAREHOLDER
During the term of this Agreement, Shareholder hereby covenants and agrees that:
Section 5.01           No Proxies for or Encumbrances on Shares.
(a)          Except as permitted by terms of this Agreement (including Section 5.01(b)), Shareholder shall not during the term of this Agreement, directly or indirectly, without the prior written consent of Parent and the Company, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) other than pursuant to the Pledge and Security Agreement, offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Shares, or (iii) knowingly take any action that would have the effect of preventing or delaying Shareholder from performing any of its obligations under this Agreement.  For the avoidance of doubt, the fact that any Shares are held in a margin account shall not be deemed a violation of this Section 5.01 or Article II so long as Shareholder is able to perform its obligations under this Agreement.
(b)          Any Shareholder may effect a Transfer of any Shares to a Permitted Transferee of such Shareholder, provided that such Shareholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to the Parent and the Company, pursuant to which such Permitted Transferee agrees to be a “Shareholder” pursuant to, and to be bound by, this Agreement with respect to such Shares that are the subject of such Transfer (such Transfer, a “Permitted Transfer”).  “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any trust, the trustees of which include only the persons named in clauses (A) and/or (B) and the beneficiaries of which include only the persons named in clauses (A) and/or (B), (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the persons named in clauses (A) and/or (B), (E) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Shares to Permitted Transferees made pursuant to this Section 5.01(b) shall not be a breach of this Agreement.

(c)          Any Transfer not effected in accordance with the terms and conditions of this Section 5.01 shall be null and void ab initio.
Section 5.02          Appraisal Rights.  Subject to the terms of this Agreement, Shareholder irrevocably waives and agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger or dissent from the Merger.
Section 5.03          Company Proxy Statement.  Shareholder hereby agrees to permit the Company to publish and disclose in the Company Proxy Statement Shareholder’s identity and beneficial ownership of the Shares and the nature of Shareholder’s commitments under this Agreement to the extent required by applicable Law.
Section 5.04          Acquisition of Additional Shares.  During the term of this Agreement, Shareholder shall notify Company and Parent promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock after the date hereof, if any, all of which shall be considered Shares and be subject to the terms of this Agreement as though owned by Shareholder on the date hereof.
ARTICLE VI

MISCELLANEOUS
Section 6.01          Further Assurances.  Parent, the Company and Shareholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform their respective obligations under this Agreement.
Section 6.02          Amendments and Waivers; Termination.
(a)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.
(b)          This Agreement, and all rights and obligations of the parties contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the mutual agreement of the parties hereto to terminate this Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.
Section 6.03          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
Section 6.04          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, beneficiaries, executors and permitted assigns; provided that, other than as permitted by Section 5.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
Section 6.05          Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)          This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Florida, without regard to conflict of law principles thereof.  Each of the parties hereto (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts of the United States of America located in the State of Florida, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state and federal courts in Miami-Date Country, State of Florida (or, only if the state and federal courts in Miami-Dade County, State of Florida decline to accept jurisdiction over a particular matter, any state or federal court within the State of Florida) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, except to the extent that all such courts shall lawfully decline to exercise such jurisdiction and except that any party may seek to enforce or implement any Order obtained in any such courts or in any other court of competent jurisdiction.
(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 6.06          Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief against any other party to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction.  Each party hereto further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (a) any other party has an adequate remedy at law or (b) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.
Section 6.07          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.08          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 6.09           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 6.10          Capacity.  Shareholder is signing this Agreement solely in Shareholder’s capacity as a shareholder of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by Shareholder or any Affiliate or Representative of Shareholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of the Company’s Subsidiaries, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by any of the foregoing Persons in such capacity as a director or officer of the Company or any of the Company’s Subsidiaries shall not be deemed to constitute a breach of this Agreement.
Section 6.11          Non-Recourse.  Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations of each Shareholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Shareholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.  Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incident of ownership of or with respect to any Shares.
Section 6.12          Entire Agreement.  This Agreement (together with the Merger Agreement and the Pledge and Security Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof. For the avoidance of doubt, this Agreement is subject in all cases to Company’s rights pursuant to the Pledge and Security Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.
FELDENKREIS HOLDINGS LLC

By:	/s/ George Feldenkreis
	Name:	George Feldenkreis
	Title:	Sole Member

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Jorge Narino
	Name:	Jorge Narino
	Title:	Interim Chief Financial Officer (Principal Financial Officer and Duly Authorized Officer)

SHAREHOLDERS:

/s/ George Feldenkreis
GEORGE FELDENKREIS

GEORGE FELDENKREIS REVOCABLE TRUST UAD 12/23/13

By:	/s/ George Feldenkreis
	Name:	George Feldenkreis
	Title:	Sole Trustee

SHAREHOLDERS:

/s/ Oscar Feldenkreis
OSCAR FELDENKREIS

OSCAR FELDENKREIS REVOCABLE TRUST UAD 5/6/11

By:	/s/ Oscar Feldenkreis
	Name:	Oscar Feldenkreis
	Title:	Sole Trustee

SHAREHOLDERS:

ERICA FELDENKREIS 2012 IRREVOCABLE TRUST UAD 10/17/12

By:	/s/ Elena Feldenkreis
	Name:	Elena Feldenkreis
	Title:	Sole Trustee

JENNIFER FELDENKREIS 2012 IRREVOCABLE TRUST UAD 10/17/12

By:	/s/ Elena Feldenkreis
	Name:	Elena Feldenkreis
	Title:	Sole Trustee

STEPHANIE FELDENKREIS 2012 IRREVOCABLE TRUST UAD 10/17/12

By:	/s/ Elena Feldenkreis
	Name:	Elena Feldenkreis
	Title:	Sole Trustee

SHAREHOLDERS:

/s/ Fanny Hanono
FANNY HANONO

FANNY HANONO REVOCABLE TRUST UAD 7/6/11

By:	/s/ Fanny Hanono
	Name:	Fanny Hanono
	Title:	Sole Trustee

Annex A

Name of Shareholder	Shares
George Feldenkreis	1,502,384
George Feldenkreis as Trustee for George Feldenkreis Revocable Trust UAD 12/23/13	88,189
Fanny Hanono	37,892
Fanny Hanono as Trustee for Fanny Hanono Revocable Trust UAD 07/06/11	288,181
Oscar Feldenkreis	151,831
Oscar Feldenkreis as Trustee for Oscar Feldenkreis Revocable Trust UAD 5/6/11	921,498
Elena Feldenkreis as Trustee for Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12	50,000
Elena Feldenkreis as Trustee for Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12	50,000
Elena Feldenkreis as Trustee for Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12	50,000
Total:	3,139,975

A-1